Exhibit 99.3

Important Notice Concerning Limitations on Your

Trading in BRE Properties, Inc. Securities During 401(k) Plan Blackout Period

Please be advised that a “blackout period” for the Retirement Plan For Employees of BRE Properties, Inc. (“401(k) Plan”) will be imposed on all transfers among investments in the plan, including the BRE common stock fund, and on all distributions from the plan. This blackout period, described in more detail below, is necessary for BRE Properties, Inc. (the “Company”), the Plan Administrator, to change the trustee and record keeper for the 401(k) Plan from Putnam Trust Company to PNC Bank, N.A., effective December 1, 2008. In order to accommodate this change in plan providers, account information and plan assets must be transferred from Putnam Trust Company to PNC Bank, N.A.

Additionally, under the Sarbanes-Oxley Act of 2002, the directors and executive officers of the Company are generally prohibited from engaging in transactions involving the Company’s equity securities (including stock appreciation rights and other derivatives based on Company common stock) during this blackout period.

During the blackout period, participants in the 401(k) Plan will be temporarily unable to make any transfers among investments in the Plan, to apply for any loans and to receive any distributions from the plan.

The blackout period for the 401(k) Plan is expected to begin at 3:00 p.m. (Eastern Time) on November 21, 2008, and is expected to last through the week of December 21, 2008. You will be notified of any changes that affect the commencement date of the blackout period.

Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any “equity security” of the Company that you acquired in connection with your service as a director or an executive officer. “Equity securities” are defined broadly to include stock options, stock appreciation rights, restricted stock units and other derivatives. Prohibited transactions include those involving your direct ownership, as well as any transaction in which you have a pecuniary interest. For example, you may be deemed to have an interest in transactions in equity securities of the Company by your family members.

The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, stock appreciation right, restricted stock unit or restricted stock grant), (1) as a direct or indirect inducement to employment or joining the Board of Directors, and (2) as awards during the course of your employment or service as a director. Securities acquired outside of your service as a director or executive officer (such as shares acquired when you were an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

The following are examples of transactions that you may not engage in during the blackout period:

•	Exercising stock options or stock appreciation rights granted to you in connection with your service as a director or executive officer;

•	Selling Company stock that you acquired by exercising stock options or stock appreciation rights;

•	Selling Company stock that you originally received as a restricted stock unit or restricted stock grant.

There are certain exemptions, including:

•

Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout);

•	Bona fide gifts, bequests and transfers pursuant to domestic relations orders.

If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and criminal and civil penalties could be imposed upon directors and executive officers who violate them. We therefore request that you contact Kerry Fanwick at 415 445-3728, with any questions regarding this notice or the blackout period, before engaging in any transaction involving the Company stock or derivatives based on Company stock during the blackout period or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.